Exhibit 99.1

Press Release
Trident Microsystems Appoints Christophe Chene to Senior Vice President of Worldwide Sales
Santa Clara, Calif. — January 20, 2009 — Trident Microsystems, Inc. (NASDAQ: TRID), a leader in high-performance semiconductor system solutions for the multimedia and digital television markets, today announced it has appointed Christophe Chene as its new Senior Vice President of Worldwide Sales. Mr. Chene brings more than 18 years of experience in product marketing, business development, applications engineering and management at leading companies in the high technology semiconductor industry.
“I am pleased to announce Christophe’s addition as a valuable member of the Trident executive team,” said Sylvia Summers, Trident’s Chief Executive Officer and President.
“Christophe has an impressive background in global marketing and business development, with considerable experience leading a global product offering. Christophe has had an impressive career at Xilinx, Sharp Microelectronics and Texas Instruments, with a strong record achieving critical design wins. Christophe’s extensive sales leadership and experience will be a key addition as we continue to execute on our strategic direction. Christophe will be based in Shanghai, close to many of our strategic customers, and will be responsible for driving sales of our entire product offering across all regions,” said Ms. Summers.
Executive Biography
Mr. Chene, 43, brings over 18 years of experience in the semiconductor industry. Immediately prior to joining Trident, Mr. Chene was at Xilinx, serving most recently as its Vice President, Global Business Development during 2008. From 2005 to 2008, he served first as Senior Director, Marketing and Application in the General Products Division at Xilinx, and from 2007 to 2008 as Vice President and General Manager, Micro Scale Products Division at Xilinx. From 2002 to 2005, Mr. Chene served as Senior Director, Integrated Circuits Marketing at Sharp Microelectronics of the Americas. Prior to that, he was with Texas Instruments, Inc., serving as Director, Digital Control Systems Business Unit, DSP Group, from 2000 to 2002, and in a variety of marketing manager, product marketing engineer or application engineer positions at Texas Instruments from 1990 to 2000. Mr. Chene holds a Bachelor of Science degree in Automatic Control Electronics and Electronic Engineering from the Institut National Des Sciences Appliqués in Toulouse, France.
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Santa Clara, California, designs, develops and markets integrated circuits, or ICs, and associated software for digital media applications, such as digital television, LCD television, or TV, and digital set-top boxes, or STB. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the Company’s web site: http://www.tridentmicro.com.
NOTE: Trident is a registered trademark of Trident Microsystems, Inc., HiDTV™, DPTV(TM), SVP(TM); WX, SVP(TM) UX, SVP(TM) PXP and SVP(TM) CX are trademarks of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.
For More Information
The Blueshirt Group for Trident Microsystems
Suzanne Craig or Maria Riley
Tel: +1-415-217-7722
Email: Suzanne@blueshirtgroup.com or Maria@blueshirtgroup.com
Web site: http://www.tridentmicro.com
TRID-IR